Exhibit 99.2

COOPERATIVE LOCK UP AGREEMENT

This cooperative lock up agreement (the “Lock Up Agreement”) is made this 7th day of June 2007 by and among Samaritan Pharmaceuticals Inc. (the “Company”) and Doug Bessert and KD1, Inc. (the “Participants”) with respect to shares of common stock of the Company (the “Shares”). The Participants own shares of the company and desire to enter into this agreement among themselves to implement certain selling restrictions or lock up arrangements related to their Shares on the terms and conditions herein contained.

The Participants agree to lock up their Shares on the basis of an equitable formula whereby all Participants to the Agreement may sell a fixed percentage of their total holdings each month during the term of this Agreement.

In consideration of the sum of ten dollars ($10.00) now paid by the parties hereto, each to the other (the receipt whereof is hereby acknowledged) and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1. The Participants shall not sell, deal in, transfer in any manner whatsoever or agree to sell, deal in, or transfer in any manner whatsoever any of the said Shares or beneficial ownership of or any interest in them, except as follows:

Each month during the term of this Agreement, Participants may sell or transfer the Participants Monthly Eligibility (Participants Monthly Eligibility), which shall be greater of (a) five percent (5%) of the amount of shares held by Participants as of the date of this agreement or (b) the number of shares approved to sell by Samaritan’s Board of Directors. The Participants monthly eligible amount of shares not disposed in a particular month shall roll over to the following month.

2. Any Disposition of Securities allowed under this Lock-Up Agreement shall not be conducted except in compliance with the applicable provisions of the Securities Act of 1933, as amended (“1933 Act") and the rules and regulations promulgated thereunder.

3. The Company, in its sole discretion, may consent in writing to pre-arranged block transactions, or transactions performed with Board supervision, including a cross-trade on the market at the then-current market (at the time of the execution), which trades shall not be subject to the limitations set forth in this Agreement.

4. Each of the Participants agree to provide the Company with an accounting of his or her respective interests in Shares of the Company, which may include one of the following (i) notarized copies of stock certificates, (ii) statements of account from a registered broker-dealer, bank, or other fiduciary relationship that is commonly recognized as a depository for stock certificates or (iii) other such documents as the Company may reasonably request. Each Participant agrees to respond to a Company request within five days of receipt of such notice or such other reasonable time as may be agreed to by the Company and the Participant.

5. If Participant sells or transfers Shares in excess of the Participants Monthly Eligibility of shares during any month in breach of the this Agreement, Participants agrees to pay to the Company liquidated damages, and not as a penalty, shall contribute to the Company the entire proceeds from the sale of such Shares in excess of the Participants Monthly Eligibility.

6. This Agreement shall terminate on December 31, 2008.

7. This Agreement shall be governed under the laws of the State of Nevada.

Delivery of an executed counterpart of a signature page of this Agreement via telephone facsimile transmission will be effective as delivery of a manually executed counterpart of this Agreement and shall be effective upon delivery to the Company’s principal office and receipt of all required signatories.

KD1, Inc

/s/ Doug Bessert

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Doug Bessert
President

/s/ Doug Bessert
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Doug Bessert
As an Individual

Samaritan Pharmaceuticals, Inc.

/s/ Janet Greeson
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Janet Greeson, CEO